Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Southland Capital Co.:

We consent to the incorporation by reference in the registration statement on Form S-4 of Placer Sierra Bancshares of our report dated May 21, 2004, with respect to the consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows of Southland Capital Co. for the year ended December 31, 2003, which report appears in the December 31, 2005, annual report on Form 10-K of Placer Sierra Bancshares (such consolidated financial statements are not presented separately in the Form 10-K).

/s/ KPMG LLP

April 7, 2006